Springbok Development-Claridge-Hanlon Resource Engineering/and or Nominee

April 30, 2011

Confidential

Mr. Francis R. Biscan Jr.

Tara Minerals Corp.

2162 Acorn Court

Wheaton, IL  60187, US

Dear Mr. Biscan,

Re: Option to Acquire up to a 49% Interest in the Don Roman Project, Mexico

Further to our recent discussions, this letter of intent (the “LOI”) sets out the principal terms and conditions of a potential agreement pursuant to which Tara Minerals Corp. (“Tara Minerals”), through its wholly owned Mexican subsidiary American Metal Mining, S.A. de C.V. (“Tara Mexico”, and together with Tara Minerals, “Tara”) will grant to Springbok Development-Claridge-Hanlon Resource Engineering/and or Nominee or any of its subsidiaries (“SD-CHRE”) the sole and exclusive right and option to acquire up to an undivided forty-nine percent (49%) interest in and to all of the mining concessions known as the Don Roman Project located in the State of Sinaloa, Mexico as further described in Exhibit “A” to this LOI (the “Concessions”), and all fixtures, tools, vehicles, machinery, equipment and supplies and all other property or rights of any, whether real or personal, of Tara used directly in respect of the exploration, development and mining of the Don Roman Project (the “Project”). Claridge-Hanlon Resources Engineering is a division of Hanlon Engineering & Architecture, Inc., an Arizona Corporation.

For the purposes of this LOI, Tara and SD-CHRE are each a “party” and collectively, the “parties”.  The date of acceptance of this LOI is the “Effective Date”.

This LOI is non-binding except as is otherwise provided herein.  In addition, the proposal is not exhaustive of all the matters which Tara and SD-CHRE may wish to cover in any subsequent agreement they may enter into. The proposal nevertheless represents the commercial basis on which Tara and SD-CHRE are prepared to proceed with a view to negotiating definitive legal documentation (such legal documentation individually and collectively, the “Definitive Agreement”) in accordance with Section 4.

1.

Conditions Precedent

The obligations of the parties under the Definitive Agreement will be subject to each of the following conditions being satisfied on or before that date on which the Definitive Agreement is executed (“Closing Date”), or such other date as hereinafter provided, unless waived by both parties:

(a)

The parties obtaining any required approval, consent or acceptance from any regulatory body having jurisdiction in connection with the Definitive Agreement or its subject matter;

(b)

The parties obtaining any required approval, consent or acceptance from their respective boards of directors in connection with the Definitive Agreement or its subject matter;

(c)

SD-CHRE delivering, within 45-60 days of the Effective Date, a written preliminary assessment based on the data and information provided solely provided by TARA. The preliminary assessment will include:

(i)

Determination if data provided is sufficient to complete preliminary assessment;

(ii)

Review and assessment ore body and mineralization based on data provided;

(iii)

Review and assessment the existing Process Plant capabilities and;

(iv)

Order of magnitude operating budget for mine, process plant and infrastructure based on information available;

(v)

Suggested order of magnitude development budget;

(vi)

Preliminary assessment for ores or concentrates of commercial economic value extracted or derived from the Concessions for sale (the “Project Material”) with a minimum Phase 1 production rate of 120 tonnes per day (“Phase 1 Production Rate”);

(vii)

Outline steps and schedule to be developed in Phase 2, which include a detailed operate plan towards the re-start of mining and milling operations resulting in materials containing a mineral or minerals, ores or concentrates of commercial economic value extracted or derived from the Concessions for sale (the “Project Material”) with a minimum Phase 2 production rate of 360 tonnes per day (“Phase 2 Production Rate”);

(viii)

Enviromental and Operation Permits, laws, regulations are the sole responsibility of TARA; these will be provided by TARA and verified in Phase II.

(d)

Tara approving the phase I preliminary assessment and path forward as submitted, or with such modifications as the parties may agree to.

2.

Option to acquire 49% interest in the Project

 The Definitive Agreement will provide that:

(a)

SD-CHRE shall have the sole and exclusive option, exercisable in its sole discretion, to earn an undivided forty-nine percent (49%) interest in and to the Project (the “Option”) by:

(i)

Making a $250,000 cash payment to Tara Minerals within 45 days of the signing of this LOI (to be escrowed into a neutral account until execution of the definitive agreement). SD-CHRE will be reimbursed from this amount directly for the work performed to date, not to exceed $100,000. The payment will be made within 5-days of the deposit into the escrow account directly to CHRE.

(ii)

incurring a minimum of US$2,000,000 in start-up expenditures on the Project (the “Start-Up Expenditures”);

(iii)

re-starting mining and milling operations based on the Start-Up Program and Budget and achieving the Phase 1 Production Rate within 120 days from the Effective Date (“Start-Up Period”); and

(iv)

incurring a minimum of US$2,000,000 in additional capital expenditures on the Project (the “Capital Expenditures 1”) to achieve the Phase 2 Production Rate of 360 tonnes per day on or prior to the date that is six (6) months from the Effective Date;

(v)

incurring a minimum of US$4,000,000 in additional capital expenditures on the Project (the “Capital Expenditures 2”) to achieve and maintain a minimum Production Rate, as the parties may agree upon within the Definitive Agreement, not to be less than 480 tonnes per day, on or prior to the date that is twelve (12) months from the Effective Date;

(b)

the Expenditures shall not be committed. SD-CHRE shall be entitled to terminate the Option and Definitive Agreement at any time prior to funding and incurring the Expenditures with thirty (30) days written notice to Tara. Expenditures may be made within a shorter time frame at the sole option of SD-CHRE

(c)

any Start-Up Expenditures in excess of US$2,000,000 shall be credited and set-off against future Capital Expenditures.

(d)

upon satisfaction of the Start-Up Expenditures, SD-CHRE shall have the right to 50% of the net revenue (the “SD-CHRE Revenue”) derived from the Project. Tara shall have the right to the remaining 50% of the net revenue (the “Tara Revenue”) derived from the Project. Net Revenue is defined as Project Material revenue minus expenses related to feeding and operating the mill.  For further clarity, the expenses above, for the purpose of the calculation of the net revenue, will not include the SD-CHRE expenditures outlined in Section 2(a). If the Option is terminated, expires or the requirements are otherwise not met by the relevant times, SD-CHRE will no longer be entitled to the SD-CHRE Revenue and will forfeit all rights in respect of the SD-CHRE Revenue.

(e)

Upon satisfaction of all of the obligations set forth in Section 2(a), SD-CHRE will be deemed to have exercised the Option and acquired an undivided forty-nine percent (49%) interest in the Project and SD-CHRE shall continue to have the right to 50% of the net revenue derived from the Project. Tara then shall have the right to the remaining 50% of the net revenue derived from the Project and retain an undivided fifty percent (51%) interest in the Project

3.

Documents and Reports

Promptly following the execution of this LOI, Tara will make available to SD-CHRE for review all records and data in its possession or control respecting the Project and including, without limitation, all technical and environmental reports prepared by or for Tara in respect of the Project, any opinions and other documentation regarding title to the Concessions, any present or historical interests of third parties in the Concessions and any and all information requested by SD-CHRE or its counsel in connection with the Project, and SD-CHRE shall be entitled to make copies of all such records, data and reports, provided that it shall keep all such information confidential. Tara will co-operate fully in making its personnel available to SD-CHRE at reasonable times for the purposes of gathering and assessing all such documents and reports.  If this LOI is terminated in accordance with Section 16 prior to the execution of the Definitive Agreement, all information provided to SD-CHRE, or generated by SD-CHRE towards the progress of the LOI, will be returned/forwarded to Tara and all copies of all such records, data and reports made by SD-CHRE must be destroyed.

4.

Definitive Agreement

(a)

Tara and SD-CHRE shall, using reasonable commercial efforts, negotiate in good faith, settle and execute the Definitive Agreement.  The parties will endeavor to execute and deliver the Definitive Agreement within ninety (90) days from the Effective Date. The Definitive Agreement shall include the terms set out in this LOI and such other mutually acceptable terms and conditions as the parties may agree, including such terms, conditions, representations, warranties and covenants as are customary in transactions involving the grant of an option to acquire an interest in mining properties in Mexico, and including the representations and warranties of Tara set out in Section 11 of this LOI.

(b)

SD-CHRE and Tara hereby acknowledge and agree that their intent is that all transactions contemplated by this LOI be structured, undertaken and completed in a tax efficient manner for all parties.  As such, the Definitive Agreement will be prepared accordingly.

(c)

The Definitive Agreement will include provisions that upon the occurrence of an event of force majeure, the Start-Up Period and the Capital Expenditure Period will be extended by the duration of the event of force majeure, such events to include the inability of either Tara or SD-CHRE to gain access to all or any part of the mining lots that comprise the Concessions, due to interference from local landholders or community groups or other circumstances beyond SD-CHRE’s or Tara’s reasonable control.

(d)

Upon SD-CHRE exercising the Option, the Definitive Agreement will provide that the parties will be deemed to have entered into a joint venture (which may be either an unincorporated contractual joint venture, or an incorporated joint venture, as the parties may in due course agree is most effective from a legal, financial, tax and operational perspectives) constituted on the basis of a term sheet that will be scheduled to the Definitive Agreement.  The joint venture term sheet will, amongst other things, (i) outline a framework by which either party can acquire the entire interest held by the other party, and (ii) include the matters that will require a supermajority or unanimous decision by the parties, including amongst other things, any decision to suspend or cease the mining operations or place any mining operation on care and maintenance.

(e)

The Definitive Agreement will include dispute resolution procedures.

5.

Funding of Project Expenditures

The parties hereby agree that funding of Project Expenditures, after the satisfaction of the Start-Up Expenditures by SD-CHRE, and upon approval of a program and budget for operations on the Project by the Management Committee as provided in Section 7 of this LOI, shall be made as follows:

(a)

First by SD-CHRE, as Capital Expenditures 1 and Capital Expenditures 2, until satisfied;

(b)

Second by the parties at the interest earned; and

(c)

If a party elects not to contribute to an approved program and budget, such non-contributing party’s interest in the Project shall be diluted appropriately.

6.

Operations

(a)

The Definitive Agreement will provide that SD-CHRE shall be the Operator of the Project and the Operator

(i)

will have the right, at its sole risk and expense, for its employees, agents and independent contractors to enter in, on or under the mining lots that comprise the Concessions, and may conduct any work program activities or other work on the mining lots that comprise the Concessions;

(ii)

must conduct all activities in compliance with the applicable laws and regulations governing the Project and must do all things necessary to maintain the Concessions in good standing during such period;

(iii)

must maintain the Project and all permits, licenses and other approvals pertaining to the Project in good standing and free of all liens;

(iv)

will incur Expenditures in accordance with programs and budgets approved by the Management Committee;

(v)

must do such acts, and pay as Expenditures such fees and rents as may be required to keep the Project in good standing; all work conducted, carried out or performed by or on behalf of the Operator on the Project during must be done in a good and workmanlike manner to the best of its ability in accordance with best international mining practices and in compliance with all applicable laws of all governmental authorities, including without limitation, all environmental laws;

(vi)

must keep full and complete records of all Project exploration and development work, funding, Expenditures, expenses, revenues, mining and milling data, and other metrics together with the results of surveys, drilling, assays made, shipments and all such records and results shall be available for inspection by Tara;

(vii)

must provide written updates of the exploration activity and relevant exploration results on the Project, including detailed drill results and assays, on a quarterly basis; the Operator must also promptly notify Tara of any and all material results from the Project;

(viii)

must provide written updates of the mining activity and relevant metrics on a quarterly basis; the Operator must  also promptly notify Tara of any and all material mining issues that may significantly vary expected results;

(ix)

must provide written updates of the milling/processing activity, the derived revenue, and relevant metrics on a quarterly basis; the Operator must also promptly notify Tara of any and all material milling/processing issues that may significantly vary expected results;

(x)

must maintain adequate insurance coverage in accordance with normal industry standards and practice, naming the parties as insured and protecting the parties from third party claims, and shall provide satisfactory evidence of such insurance at the request of Tara;

(xi)

must pay or cause to be paid all invoices for all materials and services purchased by the Operator in connection with work on the Project and maintain the Project free of all encumbrances;

(xii)

must produce accurate, comprehensive and complete monthly financial and accounting reports, to be delivered to Tara no later than the 10th business day following the end of each month;

(xiii)

must provide Tara with; (i) quarterly reports indicating the status of all work on the Project and a summary of all results obtained or received in connection therewith, and the compilation and interpretation thereof as well as a breakdown of the Expenditures incurred in carrying out such work reconciled with budgetary progress for such time period and conclusions of drilling results; and (ii) timely reports and information and forthwith upon the occurrence of any material results or other events, notice in reasonable detail, and will provide copies of relevant data of such material results or events;  and

(xiv)

must use qualified and licensed employees, agents and independent contractors under the management and direction of the operator of the Project and any payment for wages, benefits, any statutory withholdings or remittances, employment related matters or applicable contractual fees required to be paid to the workforce will be made by the Operator.

(b)

The Definitive Agreement will provide that Tara shall have the right to review and, if required, dispute the contents of any reports as to Expenditures incurred or compliance with the terms of the approved budget by the independent accountants of Tara.  The Operator shall provide access, upon every reasonable request, to Tara to all work papers of the Operator, accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of such reports.

7.

Management Committee

The Definitive Agreement will provide that a formal management committee (the “Management Committee”) will be established.  The members of the Management Committee will consist of two representatives appointed by Tara and two representative appointed by SD-CHRE.  The Management Committee will discuss, at least once every two weeks, during the Start-Up Period and, in any event, within 10 days of being requested to do so by a representative of either party to address matters relating to the work and payments being conducted by or on behalf of the Operator on or in connection with the Project.  A majority vote is needed for approval of matters with three members needed for quorum. At each meeting, the Operator will provide information concerning the amounts being expended as Expenditures at such time and the purposes of such expenditures.  For certainty, the Management Committee shall, among other things: (a) approve programs and budgets proposed by the Operator; (b) monitor and make on-going recommendations regarding Expenditures; (c) monitor and make on-going recommendations regarding work on the Project and locations and determination for the conduct of such exploration, development and expansion work; (d) approve any Expenditures not included in the budget and exceeding US$50,000; and (e) provide such other advice and direction as it sees fit.

8.

Termination of the Option

The Definitive Agreement will provide that, if SD-CHRE terminates the Option, SD-CHRE will have 60 days to:

(a)

CHRE will deliver to TARA all data, reports and technical information prepared by or for it related to the Project upon receipt payment for work completed to date; and

(b)

to vacate the Project concessions without any right to remove any vehicles, equipment, portable structures and other apparatus belonging to the Project and/or acquired towards the satisfaction of the Option.

9.

Business operations

The Definitive Agreement will provide that, other than as set out in Section 10, each party shall be free to conduct its business operations independently any without any communication, notice or reference to the other party and neither party will have the obligation to invite the other party to participate in any negotiations, dealing or agreements with any third parties whether in Mexico or in any other jurisdiction.  For further clarity, Tara shall have all right of passage necessary to work on the concessions that it continues to control 100%.

10.

Area of Interest

(a)

The Definitive Agreement will provide that, if at any time after the execution of the Definitive Agreement, either SD-CHRE or Tara desires to acquire, or causes any other party to acquire, a mining concession or property (or any direct or indirect right, title or interest therein) (a “Mineral Interest”), which is located or lies wholly or partly within five (5) kilometers of the circumambient boundaries of any part of the Concessions as they exist on the date of the Definitive Agreement (the “Area of Interest”) then, such party shall notify the Management Committee of its intention to acquire such Mineral Interest and the Management Committee shall either unanimously approve or reject such transaction. The parties hereby acknowledge and agree that they will only acquire Mining Interests that have been approved by the Management Committee as herein provided. The approval of the Management Committee shall include an approval of the purchase price, form of payment and other details of the acquisition transaction. Any Mineral Interest so acquired will be transferred to the Project upon exercise of the Option and shall form part of the Concessions and the Project and become subject to the Definitive Agreement.

(b)

With the exception of termination pursuant to Section 16(c), if this LOI is otherwise terminated, then, for a period of one year after the termination of this LOI, then SD-CHRE and each of its Affiliates will not acquire any Mineral Interests located wholly or in part within the Area of Interest.

11.

Representations and Warranties of Tara

The Definitive Agreement will provide for the following representations and warranties to be given from Tara Minerals to SD-CHRE:

(a)

Tara Mexico is the sole and exclusive legal and beneficial owner of a 100% interest in and to the Concessions; the Concessions are free and clear of any and all encumbrances, security interests, charges, actions or claims other than those stated in Exhibit “A”;

(b)

there are no actions, suits or proceedings, pending or, to the knowledge of Tara, threatened against Tara or Tara Mexico, at law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign in respect of the Concessions, Tara is not aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success other than those stated in Exhibit “A”;

(c)

there are no outstanding rights, agreements or obligations, or understandings capable of becoming rights, agreements or obligations, to acquire any right, title or interest in or to the Concessions or to grant any interest in or encumbrance on the Concessions other than those stated in Exhibit “A”; and

(d)

subject only to the rights of any government authority having jurisdiction, no person, governmental entity or corporation or association of any kind is entitled to or has been granted any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other product mined, produced, removed or otherwise recovered, or to be mined, produced, removed or otherwise recovered, from the mining lots that are covered by the Concessions other than those stated in Exhibit “A”.

12.

Confidentiality

The terms of this LOI, including the terms of the proposed transactions contemplated hereunder and the fact that the parties are pursuing such transactions, are confidential and, except as expressly permitted by this LOI, neither party shall disclose any of such information to any person or entity without the prior written consent of the other. The foregoing will not apply to the extent that disclosure is required by applicable laws or a stock exchange or regulatory authority having jurisdiction.

13.

Announcements

Neither party shall make any public statement or issue any press release concerning the transactions contemplated by this LOI without the prior written consent of the other party, except as may be necessary in the opinion of counsel to the party making the disclosure to comply with the requirements of any applicable law.  If any such public statement or press release is so required, the party making such disclosure shall consult with the other party prior to making such statement or release, and the parties shall use all reasonable efforts, acting in good faith to agree upon a text for such statement or release that is satisfactory to all parties.

14.

Expenses

SD-CHRE and Tara agree that all out-of-pocket expenses and disbursements incurred in connection with this LOI and the completion of the transactions contemplated herein, including fees and expenses relating to legal, tax, accounting matters and financial advisor fees, will be paid by the party incurring such expenses in the event that the LOI is terminated. In this event, SD_CHRE is under no obligation to turn over data developed.

15.

Assignment

(a)

SD-CHRE shall not have the right to sell, transfer and assign this LOI and related documents to any affiliate or arm’s length third party without the prior written consent of Tara. (other than Nominee to include Principals of Springbok & Claridge-Hanlon)

(b)

Tara shall not assign all or any part of its interest in this LOI or related documents or the Project to a third party that is not an affiliate of Tara without the prior written consent of SD-CHRE.

16.

Termination

The LOI will terminate with the parties having no obligations to each other, other than the obligations contained in Section 18, on the date (the “Termination Date”) of the earliest of the following events:

(a)

written agreement of the parties to terminate the LOI;

(b)

the Definitive Agreement not being executed and delivered by the  parties on or before 90 days from the Effective Date, or such other date as the parties may agree upon in writing;

(c)

the execution of the Definitive Agreement;

(d)

either of the respective boards of directors of SD-CHRE or Tara not approving the transactions contemplated by this LOI;

(e)

any applicable regulatory authority having notified either party, in writing, that it will not permit the transaction to proceed.

17.

Exclusive Dealings Pending Completion of the Definitive Agreement

From the Effective Date until such time as the Definitive Agreement is executed or this LOI is terminated in accordance with Section 16 (the “Exclusivity Period”), in consideration of the time and resources that parties will devote to settling the Definitive Agreement, Tara agrees not to enter into any form of agreement for the sale, disposition or transfer of the Concessions or any interest in the Concessions with any third party.

18.

Binding Provisions

The obligation of CHRE to return information under Section 3 and the obligations of the parties under Sections 10(b), 12, 13, 14, 16, 17, 19, 20 and 21 of this LOI (collectively, the “Binding Provisions”) are all intended to be binding on the parties, and each party acknowledges that it has received good and fair consideration in respect of the foregoing Sections and, to this end, each party will pay to the other party the sum of US$10.00 as recognition of that consideration, which is deemed to be paid and received.   Other than with respect to the Binding Provisions, this LOI does not result in the formation of a legally binding agreement between the parties.  A legally binding agreement will not be formed unless and until the parties have negotiated, settled, executed and delivered the Definitive Agreement.

19.

Entire Agreement

The Binding Provisions constitute the entire agreement between the parties.

20.

Enurement

The Binding Provisions will be binding upon, and will enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

21.

Governing Law

This LOI, the Definitive Agreement and any other agreement or instrument contemplated by this LOI and their application and interpretation will be governed by and interpreted in accordance with the laws of Nevada and the applicable federal laws of the United States.

22.

Execution of LOI

The terms of this LOI are open for acceptance until May 3, 2011 at 5:00 p.m. PST after which time this LOI and the terms set out herein shall expire.  If you are in agreement with the terms of this LOI, please sign and return to my attention one executed copy.

I look forward to your response and advancing our mutual interest in the exploration and development of the Don Roman Project.

Yours truly,

[ SIGNATURE PAGE TO FOLLOW ]

CLARIDGE-HANLON RESOURCE ENGINEERING,

A division of Hanlon Engineering & Architecture, Inc., an Arizona Corporation

Signature:

_____________________________

Name:

Robert J. Hanlon,

Title:

President

The terms and conditions of this LOI are hereby accepted and agreed to by the undersigned this ____3rd___ day of May, 2011.

Springbok Development, LLC

Signature:  ______________________________

Name:       ______________________________

Title:        _______________________________

The terms and conditions of this LOI are hereby accepted and agreed to by the undersigned this _______ day of May, 2011.

TARA MINERALS CORP. Signature: ________________________ Name Print: Francis R Biscan Jr Title: President

Exhibit “A”

Don Roman Project Concessions

Proyecto:	DON ROMÁN

Title	Name	Hectares	Municipality	Estado
208,524	María de Lourdes	200.0000	Choix	Sinaloa
217,789	La Nuvia	11.7580	Choix	Sinaloa
218,519	Nuvia 2	28.9484	Choix	Sinaloa
222,489	Santa Lucía	21.4072	Choix	Sinaloa
226,470	Don Román	57.1999	Choix	Sinaloa
	Total =	319.3135

Proyecto:	CHOIX/PILAR

Title	Name	Hectares	Municipality	State
218,590	La Víbora	48.0000	Choix	Sinaloa
222,496	La Amapita	50.0000	Choix	Sinaloa
228,090	Elizabeth	100.0000	Choix	Sinaloa
229,039	Montaña de Cobre	191.0000	Choix	Sinaloa
229,041	El Sabino	100.0000	Choix	Sinaloa
229,043	Cobriza	205.0000	Choix	Sinaloa
230,342	El Oro	400.0000	Choix	Sinaloa
230,886	La Reforma	395.5419	Choix	Sinaloa
	Total =	1489.5419

Proyecto:	CENTENARIO

Title	Name	Hectares	Municipality	State
229,013	El Mono	100.0000	Choix	Sinaloa
229,014	Reyna	100.0000	Choix	Sinaloa
229,015	Centenario	400.0000	Choix	Sinaloa
230,121	La Verde	400.0000	Choix	Sinaloa
231,261	El Mono	200.0000	Choix	Sinaloa
231,262	El Sol	200.0000	Choix	Sinaloa
235,307	Sanaloya	4654.3039	Choix	Sinaloa
235,308	Sanaloya Fracción A	3.7305	Choix	Sinaloa
	Total =	6058.0344

Proyecto:	LA PALMA

Title	Name	Hectares	Municipality	State
230,341	La Verde 3	110.1261	Choix	Sinaloa
233,630	La Verde 4	396.9300	Choix	Sinaloa
233,738	La Verde 6	412.7720	Choix	Sinaloa
233,203	El Pino	400.0000	Choix	Sinaloa
236,500	Choix	496.3632	Choix	Sinaloa
236,501	La Palma	287.8208	Choix	Sinaloa
	Total =	2104.0121

Proyecto:	LA VERDE

File #	Name	Hectares	Municipality	State
095/13646	Mina el Rosario	54.2402	Choix	Sinaloa
095/13521	La Verde 5	72.7999	Choix	Sinaloa
	Total =	127.0401

•

Tara has the beneficial rights to all the concessions above except for Mina el Rasaro (file # 095/13646) and La Verde 5 (file # 095/13521). The agreements for these two concessions have been notarized.

•

All concession acquisition payments regarding the above concessions is the responsibility of Tara.  There are payments outstanding for several concessions and these will be summarized within the Definitive Agreement.

•

Tara will provide the underlying vendor agreements for the concessions within the Definitive Agreement. Other than acquisition payments, the Operator will be responsible for meeting all the vendor terms and keeping the concessions in good standing.